EXHIBIT 10.2

MORTGAGE PURCHASE PROGRAM
MORTGAGE SELLING AND SERVICING MASTER AGREEMENT

Dated _______________________, 20 _________

THE FEDERAL HOME LOAN BANK OF CINCINNATI (“FHLB”) and [________________________] (“Participating Financial

Insert Members Bank Name
Institution” or “PFI”), agree to the terms and conditions of selling and Servicing Mortgages pursuant to this agreement (the “Master Agreement”) as follows:

I. Recitals

     WHEREAS, the parties to this Master Agreement desire to establish the PFI as an approved Seller of Mortgages to FHLB;

     WHEREAS, the PFI, once approved by FHLB, may sell Mortgages to FHLB pursuant to the terms and conditions of sales contained herein;

     WHEREAS, the parties to this Master Agreement desire to establish the PFI as an approved Servicer of Mortgages on behalf of FHLB; and

     WHEREAS, the PFI, once approved by FHLB, shall service Mortgages it sells to FHLB, agrees to Service said Mortgages pursuant to the terms and conditions of Servicing contained herein and in the Guide.

     NOW, THEREFORE, in consideration of the purpose of this Master Agreement and of all the provisions and mutual promises contained herein, the PFI and FHLB agree as follows:

A. Definitions

     FHLB issues the Mortgage Purchase Program Guide (the “Guide”) detailing selling and Servicing requirements for the Mortgage Purchase Program. Whenever there is a reference to the Guide in this Master Agreement or any other Program Document, it means the Guide as it exists now and as it may be amended or supplemented in writing. FHLB may amend or supplement it, at its sole discretion, by furnishing amendments or supplementary matter to the PFI. The term “Guide” also includes anything that, in whole or in part, supersedes or is substituted for the Guide. Capitalized terms as used herein without definition shall have the meanings set forth in the Guide.

     B. Incorporation by Reference

     Incorporated by reference herewith and herein are:

     1. The Guide

     2. Program Documents

     3. FHLB Guidelines

     C. Eligibility Requirements for PFIs

     Wherever or whenever the Master Agreement, Program Documents and/or the Guide conflict with FHLB Guidelines, FHLB Guidelines shall control.

1.	Meet FHLB Standards. The PFI must be an FHLB-approved Mortgagee. The PFI must be a member or housing associate of the Federal Home Loan Bank System. In addition, the PFI, in FHLB’s judgment, must have at all times the capacity to originate and sell Mortgages that meet FHLB’s purchase standards and the standards generally imposed by private institutional mortgage investors, and must at all times have the capacity to Service such mortgages for FHLB under those standards and the FHLB Guidelines.

2.	Have Qualified Staff and Adequate Facilities. The PFI must, at all times, have employees who are well trained and qualified to perform the functions required of the PFI under this Master Agreement. In addition, the PFI must maintain facilities that are adequate to perform its functions under this Master Agreement.

3.	Maintain Fidelity Bonds and Errors and Omissions Coverage. The PFI must maintain, at its own expense, a fidelity bond and errors and omissions insurance as required by the Guide.

4.	Report Basic Changes. The PFI must notify FHLB promptly in writing of any changes that occur in its principal purpose, activities, staffing or facilities that could adversely affect its ability to perform its obligations hereunder.

5.	Failure To Comply With Eligibility Standards. It is a breach of this Master Agreement if the PFI fails at any time to meet FHLB standards set forth in the FHLB Guidelines for eligible Mortgage Sellers or Servicers so that, in FHLB’s sole opinion, the PFI’s ability to comply with FHLB Guidelines, this Master Agreement, any other Program Documents, or the Guide is adversely affected.

     D. Status of PFI

The PFI must immediately notify FHLB of a change in its status or ownership, including sale or transfer of a majority interest in it, merger, consolidation, or change in legal structure.

     E. Access to PFI’s Records

     The PFI agrees to permit FHLB employees or designated representatives to examine or audit records or accounts relating to Mortgages sold or Serviced under this Master Agreement. All records relative to the PFI’s continued eligibility to sell or Service Mortgages under this Master Agreement may also be examined or audited. Any examination or audit made on FHLB’s behalf will be conducted during regular business hours unless the PFI agrees otherwise.

II. Sale of Mortgages

     A. Purchases

     Purchases of Mortgages will be governed by the Master Commitment Contract, the Mandatory Delivery Contract, the Guide, this Master Agreement and the other Program Documents.

     B. Eligible Mortgages

     The Mortgages purchased by FHLB must meet the requirements in effect under the Guide, and this Master Agreement, on the day FHLB executes a Mandatory Delivery Contract. Each Mortgage purchased by FHLB under the Mortgage Purchase Program shall be either a 15- or 30-year fixed rate, fully- amortizing, level-payment Mortgage that meets FHLB’s underwriting standards.

     C. FHLB Has No Obligation to Purchase

     This Master Agreement does not obligate FHLB to purchase or to make a commitment to purchase any Mortgage from the PFI. The PFI must also execute a Master Commitment Contract, which is a best efforts contract to sell Mortgages to FHLB, and pursuant thereto,

Mandatory Delivery Contracts which obligate the PFI to sell a specified dollar amount of Mortgages with specified characteristics to FHLB at a specified Purchase Price for a specified Settlement Date.

     D. Delegated Underwriting

     By executing this agreement, FHLB hereby delegates underwriting authority to the PFI, and PFI agrees to meet FHLB Underwriting Guidelines for each Mortgage.

III. Representations and Warranties

     A. Representations and Warranties Regarding the PFI

     All the representations, warranties and covenants contained in this Master Agreement are made by the PFI to FHLB and its successors and assigns, with respect to such matters, and at such times, as specified below unless expressly waived in writing by FHLB. Each representation, warranty and covenant is binding on the PFI regardless of whether the subject matter thereof was under the control of the PFI or a third party. The representations, warranties and covenants made in this Master Agreement shall survive delivery of the Mortgages to FHLB and shall inure to the benefit of FHLB notwithstanding any examination of the Mortgage documentation by FHLB. The PFI represents and warrants the following as of the date of this Master Agreement, and as of each Mandatory Delivery Date and Settlement Date under each Mandatory Delivery Contract:

1.	Organization and Good Standing. The PFI is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized and is qualified to do business and is properly licensed or registered as a mortgage banker or lender in each jurisdiction in which the PFI does business, or is exempt under applicable law from such qualification or licensing and no demand for such qualification or licensing has been made upon the PFI by any jurisdiction.

2.	Authority and Capacity. The PFI has all requisite corporate power, authority and capacity to enter into each Program Document to which it is a party and to perform the obligations required of it thereunder. Each Program Document (assuming the due authorization and execution by FHLB) constitutes a valid and legally binding agreement of the PFI enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors. No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required, under state or federal law prior to the execution, delivery and performance of or compliance by the PFI with the Master Agreement or any other Program Document or the consummation by the PFI of any other transaction contemplated thereby.

3.	No Conflict. Neither the execution and delivery of the Master Agreement or any other Program Document nor the consummation of the transactions contemplated by the Master Agreement or any other Program Document nor compliance with the terms and conditions contained herein and therein, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon the properties or assets of the PFI (except as contemplated by the Program Documents), any of the terms, conditions or provisions of the PFI’s charter or by-laws or any similar corporate documents of the PFI or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the PFI is now a party or by which it is bound.

4.	Compliance with Laws. There is no action, suit, proceeding or investigation pending, or to the PFI’s knowledge threatened, against the PFI before any court, administrative agency or other tribunal (a) asserting the invalidity of the Master Agreement or other Program Document, (b) seeking to prevent the consummation of any of the transactions contemplated hereby or thereby or (c) which might materially and adversely affect the performance by the PFI of its obligations under, or the validity or enforceability of, the Master Agreement or other Program Document.

5.	Performance. The PFI does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Master Agreement or other Program Document.

6.	Ordinary Course Transaction. The consummation of the transactions contemplated by the Master Agreement or any other Program Document are in the ordinary course of business of the PFI, and the sale, transfer, assignment and conveyance of Mortgages and the related Servicing rights, by the PFI pursuant to the Master Agreement or other Program Documents are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

7.	Litigation; Compliance with Laws. There is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding that might materially and adversely affect the Mortgages or the related Servicing rights to be sold pursuant to the Master Agreement or other Program Document. Additionally, there is no litigation, proceeding or governmental investigation existing or pending or to the knowledge of the PFI threatened, or any order, injunction or decree outstanding against or relating to the PFI, that has not been disclosed by the PFI to FHLB in writing that could have an adverse effect upon the Mortgages or the related Servicing rights to be purchased by FHLB under the Master Agreement or other Program Document, nor does the PFI know of any basis for any such litigation, proceeding or governmental investigation. The PFI has not violated any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body or court, which may materially and adversely affect the Mortgages or the related

Servicing rights to be sold pursuant to the Master Agreement or other Program Document.

8.	Statements Made. No representation, warranty or written statement made by the PFI in the Master Agreement or other Program Document, or in any schedule, written statement, electronic media, or certificate furnished to FHLB by the PFI in connection with the Master Agreement or other Program Documents or the transactions contemplated hereunder or thereunder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

9.	Approved PFI. The PFI meets all of the eligibility requirements set forth in the Guide, this Master Agreement, other Program Documents.

       B. Representations and Warranties Regarding the Mortgages

     With respect to each Mortgage sold by the PFI to FHLB, the PFI represents and warrants the following as of each Settlement Date under each Mandatory Delivery Contract:

1.	Mortgage Characteristics

a)	Underwriting. The PFI represents that the Mortgage is underwritten according to FHLB Guidelines.

b)	Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and such Mortgaged Property is owned by the Mortgagor in fee simple.

c)	Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the deed of trust, and no fees or expenses are or will become payable by FHLB to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

d)	Full Disbursement of Proceeds. The proceeds of the loan to which the Mortgage pertains have been fully disbursed and there is no requirement for future advances of such loan thereunder, and, except as specifically permitted by FHLB, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefore have been complied with. All costs, fees, and expenses incurred in making or closing of the loan to which the Mortgage pertains and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the mortgage note or Mortgage.

e)	No Defenses. The Mortgage is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury; neither will the operation of any of the terms of the mortgage note or any other document comprising the Mortgage, or the exercise of any right thereunder, render either the mortgage note or any other document comprising the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage was originated.

f)	Payments Current. All payments due on the Mortgage have been made by the related Mortgagor, the Mortgage has not been delinquent (i.e. no payment due from Mortgagor was more than 30 days past due) more than once in the preceding 12 months and such delinquency lasted for no more than 30 days.

g)	No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the mortgage note or any other document comprising the Mortgage, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the PFI nor its predecessors have waived any default, breach, violation or event of acceleration.

h)	No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid. The PFI has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage, except of interest accruing from the date of the mortgage note or date of the first disbursement of the proceeds of the loan to which the Mortgage pertains, whichever is earlier, to the day which precedes by one (1) month the due date of the first installment of principal and interest.

i)	No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

j)	Ownership. Immediately prior to FHLB’s purchase of the Mortgage, the PFI or its affiliate was the sole owner of record and holder of the Mortgage. The Mortgage had not been assigned or pledged, and the PFI had good and marketable title thereto, and had full right to transfer and sell the Mortgage to FHLB free and clear of any encumbrance, equity, participation interests, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage pursuant to the Master Agreement and on the purchase date FHLB received good and marketable title to the Mortgage free of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.

k)	Occupancy of the Mortgaged Property. Except where FHLB has specifically agreed to the contrary, the Mortgaged Property is lawfully occupied by the Mortgagor under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

l)	No Satisfaction of Mortgage. The Mortgage has not been materially modified, satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, modification, satisfaction, subordination or rescission. The PFI has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage to be in default resulting from any action or inaction by the Mortgagor.

m)	No Refinance Agreements. Neither the PFI nor any of the PFI’s affiliates have entered into an agreement, formal or informal, with the Mortgagor during the initial origination process of the Mortgage to refinance the Mortgage at some future date as an inducement for the Mortgagor to enter into the original Mortgage transaction.

n)	No Adverse Selection. The PFI used no adverse selection procedures in selecting the Mortgage from among the outstanding first lien residential Mortgages owned by it which were available for sale to FHLB.

2.	Mortgage Information and Documentation

a)	Mortgage as Described. The information contained in all commitments, advices, schedules, computer tapes or other documents or media prepared by the PFI or on behalf of the PFI relating to the Mortgage is complete, true and correct.

b)	Documents. The mortgage note and the other documents comprising the Mortgage are on forms acceptable to FHLB, and the PFI has not made any representation to the Mortgagor which are inconsistent with such documents. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (b) otherwise, by judicial foreclosure. Upon default by the Mortgagor and foreclosure sale, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, good and merchantable title to the Mortgaged Property will be deliverable. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclosure sale of the Mortgaged Property pursuant to the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Payments under the mortgage note that is part of each Mortgage are due on the first day of each calendar month with interest payable in arrears.

c)	Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the UPB of the Mortgage in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder; by the terms of the mortgage note that is part of each Mortgage, however, the provision for acceleration may not be exercised at the time of a transfer if prohibited by federal law.

d)	Appraisals. The appraisal obtained in connection with the origination of the Mortgage, as well as the appraiser who performed it, meet all of the applicable FHLB Guidelines. The value of the Mortgaged Property is at least equal to the appraised value stated in the appraisal.

e)	Original Terms Unmodified. The terms of the mortgage note and the other documents comprising the Mortgage have not been impaired, waived, altered or modified in any respect.

f)	Validity of Mortgage Documents. The mortgage note and the other documents comprising the Mortgage, and any security agreements, chattel mortgages, or equivalent documents relating to it, are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the mortgage note and the other documents comprising the Mortgage and any other related agreement had legal capacity to enter into the Mortgage and to execute and deliver the mortgage note and the other documents comprising the Mortgage and any other related agreement, and the mortgage note and the other documents comprising the Mortgage and any other related agreement have been duly and properly executed by such parties. The documents, instruments and agreements submitted for loan underwriting in connection with obtaining the Mortgage were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud was committed in connection with the origination of the Mortgage.

3.	Compliance

a)	Compliance with Applicable Laws. All laws including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing and lending disclosure laws applicable to the Mortgage have been complied with.

b)	Servicing Performance. Prior to the purchase date, the Mortgage has been properly serviced in accordance with all applicable FHLB Guidelines, all applicable laws, the terms of the Mortgage, mortgage note and related Mortgage Documents. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the PFI and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with all applicable laws. An escrow of funds has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the PFI have been capitalized under the Mortgage or the mortgage note included in the Mortgage.

c)	Acceptable Investment. The PFI has no knowledge of any circumstances or conditions with respect to the mortgage note, the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could be expected to cause private institutional investors to regard the Mortgage as an unacceptable investment, cause the Mortgage to become delinquent, or adversely affect the value or marketability of the Mortgage.

d)	Doing Business. All parties which have had any interest in the Mortgage, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (a) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and (b) (i) organized under the laws of such state, (ii) qualified to do business in such state, (iii) a federal savings and loan association or national bank having principal offices in such state, or (iv) not doing business in such state.

e)	Underwriting. The Mortgage was underwritten in accordance with the FHLB Guidelines and any underwriting conditions relating to the Mortgage were fully satisfied, the satisfaction of those underwriting conditions is properly documented in accordance with standard industry practices.

f)	Compliance with Guide and FHLB Guidelines. The Mortgage and all documents related thereto, comply, in all material respects, to all applicable terms, conditions and requirements set forth in the Guide, Master Agreement, other Program Documents, and FHLB Guidelines.

4.	Insurance

a)	Title Insurance. Except for the Properties located in states in which title insurance policies are not customarily issued, the Mortgage is covered by an ALTA form of lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to FHLB, issued by, and the binding obligation of, a title insurer acceptable to FHLB and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the PFI, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions for the Mortgage providing for adjustment in the Mortgage Rate and monthly payment. The PFI, its successors and assigns, is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the Master Agreement and the transfer of said Mortgage pursuant to the applicable Master Commitment Contract and Mandatory Delivery Contract, and will inure to the benefit of FHLB without any further act. No claims have been made under such lender’s title insurance policy. For Properties located in states where title insurance is not customarily issued, the mortgage file must include an attorney’s opinion stating that the Mortgage is a valid first lien.

b)	Hazard and Flood Insurance. The improvements upon the Mortgaged Property are insured against loss by fire and other hazards as required by the FHLB, including flood insurance if required under the National Flood Insurance Act of 1968, as amended. The Mortgage requires the Mortgagor to maintain such casualty insurance at the Mortgagor’s expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s expense and to seek reimbursement therefore from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, and is in full force and effect. All flood insurance and hazard insurance premiums have been paid when due.

c)	Coverage of Insurance. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable insurance policy or guarantee including, but not limited to, a title insurance policy, a hazard insurance policy, or MI coverage, obtained in connection with the Mortgage. In connection with the placement of any such insurance or guarantee, no commission, fee, other unlawful compensation or value of any kind has been or will be received by the PFI or any designee of the PFI or any corporation in which the PFI or any officer, director or employee of the PFI had a financial interest at the time of placement of such insurance and, to the best of PFI’s knowledge, no such, fee, other unlawful compensation or value of any kind has been received by any attorney, firm or other person or entity.

d)	Primary Mortgage Insurance. All Mortgages with loan-to-values greater than 80 percent must be insured with primary MI at the time of origination, in accordance with the FHLB Guidelines, and all insurance premiums due on or before the purchase date shall be paid in full.

5.	Mortgaged Property

a)	No Additional Collateral. The mortgage note included in the Mortgage is not and has not been secured by any collateral except the collateral subject to the lien of the corresponding Mortgage.

b)	Location of Improvements. All improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, or the policy of title insurance affirmatively insures against loss or damage by reason of any violation, variation, encroachment or adverse circumstance which is either disclosed or would have been disclosed by an accurate survey. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

c)	Environmental Matters. There is no action or proceeding pending, or to the best of the PFI’s knowledge, threatened, involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. Nothing further remains to be done to satisfy in full all requirements of each applicable environmental law, rule or regulation which is a prerequisite to use and enjoyment of the Mortgaged Property. Notwithstanding the foregoing, this warranty shall be deemed not to have been made if a title policy or other insurance acceptable to FHLB affording, in substance, the same protection to FHLB is furnished to FHLB by the PFI.

d)	No Encroachments. No improvements on adjoining properties encroach upon the Mortgaged Property in any respect so as to effect the value or marketability of the Mortgage or the Mortgaged Property.

e)	No Condemnation and Mortgaged Property Undamaged. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage or the use for which the premises were intended.

f)	Detrimental Conditions. As of the origination date and the purchase date of the Mortgage, the PFI did not know, nor did the PFI have any reason to know, that the Mortgaged Property and the improvements constructed thereon were subject to any detrimental conditions which could reasonably be expected to adversely affect the market value of the Mortgaged Property. The term “detrimental conditions” includes, but is not limited to, expansive soils, underground mines, soil subsidence, landfills, superfund sites, special study zones, and other conditions which affect the stability of the improvements erected on the Mortgaged Property or the drainage on or from the Mortgaged Property.

g)	Location and Type of Mortgaged Property. The Mortgaged Property consists of an owner-occupied single parcel of real property with a detached single family residence erected thereon, a one- to four-family dwelling, or an individual condominium unit in a condominium project. No portion of the Mortgaged Property is used for commercial purposes.

     C. Covenants Regarding Servicing

1.	General Covenants

The PFI, without limitation and in addition to any other covenants made in the Guide, the Master Agreement and other Program Documents with respect to Mortgages sold to FHLB, covenants the following:

a)	Documents. All information contained in any form or communication sent or given to FHLB or its agents by or on behalf of the PFI shall be true, correct and complete.

b)	Inspection of Records. The PFI shall permit FHLB or its agents during normal business hours to inspect all books and records of the PFI pertaining to its mortgage lending operations, any Mortgage purchased by FHLB from the PFI or any Mortgage Serviced by the PFI on behalf of FHLB, or such Servicing as has been transferred to a subservicer in accordance with the Guide and Program Documents.

c)	Credit Information. With respect to each Mortgage offered for sale to FHLB by the PFI, the PFI has full right and authority and is not precluded by law or contract from furnishing FHLB with the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to such Mortgage. The foregoing shall not be construed to impose any obligation on FHLB, or any of FHLB’s assignees of any Mortgage, to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

2.	Servicing Covenants

With respect to each Mortgage Serviced by the PFI on behalf of FHLB:

a)	Servicing of the Mortgages. The PFI shall service the Mortgage in accordance with (a) all applicable FHLB Guidelines, and all other applicable laws, (b) the terms of the Mortgage, including the related mortgage note and related Mortgage Documents and (c) the Guide, Master Agreement and other Program Documents. Without limiting the foregoing, all escrow practices, as well as all Mortgage payments, will be made in full compliance with all applicable FHLB Guidelines, and all other applicable laws, and the terms of the Mortgage, including the related mortgage note and related Mortgage Documents.

b)	Compliance By Others. In the event that any third party performs any of the PFI’s obligations to the extent permitted by the Guide and Program Documents, the performance of such obligations shall be in full compliance with the Guide, this Master Agreement, and Program Documents.

c)	Normal Servicing Procedures Applied. The PFI shall exercise the same degree of care in Servicing the Mortgage as it exercises in connection with its overall Servicing portfolio, but in no event less than the degree of care which would be exercised by a prudent mortgage servicer Servicing mortgages for its own account.

d)	Custodial Accounts. The Custodial Accounts established pursuant to the Guide shall at all times be demand accounts, shall not be pledged or encumbered in any manner and shall otherwise meet all of the requirements of the Guide.

e)	Suspension or Disqualification. The PFI shall immediately notify FHLB in writing by certified mail if its Servicing rights are suspended or terminated by any institution including, but not limited to, HUD, Fannie Mae, Freddie Mac or GNMA.

f)	Discovery of Fraud. In the event that the PFI discovers or has reasonable grounds to suspect that fraud was committed in connection with the origination of a Mortgage, the PFI shall immediately notify FHLB in writing of such discovery. Upon FHLB’s receipt of such notice or FHLB’s independent discovery or reasonable suspicion of fraud in connection with the origination of a Mortgage, FHLB may, in its sole and absolute discretion, report such fraud to investors, agencies, mortgage industry clearing houses and any other third parties FHLB believes have an interest in the fraud.

g)	Failure To Properly Foreclose Or Liquidate. In the event that a Mortgage is in default and the PFI is required or has decided to seek foreclosure sale of the Mortgaged Property or liquidate the Mortgage, the PFI must take prompt and diligent action consistent with FHLB Guidelines to seek such sale or otherwise appropriately liquidate such Mortgage and to perform all incident actions.

h)	Failure To Properly Manage, Dispose Of, Or Effect Proper Conveyance Of Title. In the event that any foreclosure sale of the Mortgaged Property subject to any Mortgage Serviced under this Master Agreement occurs or the possession or title to the property has been taken by FHLB or on FHLB’s behalf, the PFI must properly manage, dispose of or effect proper conveyance of title to the Mortgaged Property in accordance with FHLB Guidelines.

i)	Escrow Custodial Accounts. The Servicer must certify that it is complying with the Guide, and any laws, regulations and contracts related to the Mortgagor’s Escrow Custodial Accounts or other collateral accounts (including those that require the PFI to pay interest on Mortgagor’s Escrow Custodial Accounts). Some jurisdictions require that interest be paid on the funds in the Mortgagor’s Escrow Custodial Account. In the event that these requirements apply, the Servicer must pay the interest.

     D. Consequences of Untrue Warranties

     FHLB may require the PFI to repurchase a Mortgage sold to FHLB if any representation or warranty made by the PFI about the Mortgage is untrue (whether the representation or warranty is in this Master Agreement or other Program Document). FHLB may require repurchase whether or not the PFI had actual knowledge of the untruth. FHLB may also enforce any other available remedy. The PFI must pay FHLB as provided in the Guide. In addition, untrue representations or warranties may be treated as a breach of contract that could result in the withdrawal of FHLB approval of a PFI and the termination of this Master Agreement or any other Program Document.

     E. Indemnification

     The PFI shall indemnify FHLB against, and hold FHLB harmless from, all costs arising out of any breach of a representation, warranty or covenant made by the PFI under this Master Agreement, the Guide or any Program Documents, or any breach or violation of FHLB Guidelines. The foregoing indemnification shall include any costs incurred by FHLB in connection with enforcing its rights under the Master Agreement, the Guide, any Program Documents, or any breach or violation of FHLB Guidelines, or defending against any claim, demand or assertion against FHLB by a third party arising out of a breach of a representation, warranty or covenant made by the PFI in this Master Agreement, the Guide or any Program Documents. The PFI’s indemnification pursuant to this section shall survive the purchase and delivery of the Mortgages, their liquidation or repurchase and any suspension or termination of the PFI’s selling privileges or the termination of this Master Agreement or any other Program Documents.

     F. Offset

     FHLB may offset against the Purchase Proceeds for any Mortgage delivered for purchase by the PFI, or against any other amounts owed by FHLB to the PFI pursuant to the Program Documents or any other contract or instrument between FHLB and PFI, any outstanding amounts owed to FHLB by the PFI or any affiliate of the PFI including, but not limited to:

1.	Fees, penalties and expenses arising out of the PFI’s failure to timely deliver any final documentation;

2.	Pair-off Fees, penalties or charges relating to delivered or undelivered Mortgages;

3.	Costs and expenses arising out of the PFI’s breach of any of its representations, warranties or covenants under the Program Documents; and

4.	Costs and expenses incurred by FHLB as a result of action taken by FHLB based on FHLB’s reasonable belief that the PFI is no longer able to fulfill its obligations under this Master Agreement or other Program Documents, including its repurchase and indemnification obligations.

     G. Transfer, Suspension or Termination of Selling and Servicing Rights

     TERMINATON OF SERVICING RIGHTS

     1. Voluntary Transfer of Servicing Rights

     The PFI, with prior approval from FHLB, may transfer its Servicing rights to a third party Servicer. A third party Servicer must comply with all Eligibility Requirements in Chapter 2 of the Guide, except that the third party Servicer does not need to be a Member. Third party Servicers, once approved, must comply with FHLB Guidelines, this Guide, and applicable Program Documents. The assignment of Servicing should be documented by a separate contract between the PFI and the assignee servicer, which provides for a transfer of the Servicing of the

Mortgages and provides that by accepting an assignment of Servicing, the assignee Servicer agrees to Service the Mortgages in accordance with FHLB Guidelines, and applicable Program Documents, and assumes all contractual obligations related to the Mortgages, including selling warranties and other liabilities that arise in connection with the origination of the Mortgages or the Servicing of the Mortgages prior to the assignment. An assignment of Servicing does not release the PFI from any liabilities to FHLB with respect to the Mortgages or the Servicing of them prior to the assignment of Servicing. Both the PFI and the assignee Servicer will be jointly and severally liable to FHLB for the obligations and liabilities related to the assigned Mortgages.

     2. Suspension or Termination of Selling Rights

     FHLB may, in its sole and absolute discretion, suspend or terminate the PFI’s selling rights for any reason including, but not limited to, the PFI’s failure to perform any of its obligations under the FHLB Guidelines, the Master Agreement, the Guide, or Program Documents.

     Unless otherwise specified by FHLB, FHLB shall purchase Mortgages under Mandatory Delivery Contracts outstanding at the time of termination or suspension. FHLB shall, in its sole and absolute discretion, determine the duration of any period of suspension and shall prescribe the terms and conditions for reinstatement.

     3. Termination of Servicing Rights

a)	Termination of Servicing Rights For Cause. FHLB may declare a termination of the PFI’s Servicing rights if the PFI fails to perform any of its obligations or meet any requirements under FHLB Guidelines, the Master Agreement, the Guide, and all Program Documents.

If FHLBank declares a termination of Servicing for any of the reasons set forth above, FHLBank and the PFI will mutually determine the current fair market value of the servicing privileges being terminated. FHLBank will then purchase the Servicing, or cause the Servicing to be purchased, for such amount minus any fees arising out of transfer and any outstanding balances owed FHLBank. Servicing shall immediately terminate and vest in FHLBank without further action by any party.

In the event of a termination, the PFI shall promptly deliver all documents, files, records (including computerized records) and moneys (i.e., escrow funds) to an FHLB-approved designee chosen by FHLB.

b)	Termination Without Cause. FHLB may declare a termination of the PFI’s Servicing rights for any reason, at its sole discretion, and compensation will be paid to the PFI and such Servicing rights shall immediately terminate and vest in FHLB without further action by any party. FHLB will notify the PFI in writing in the event that FHLB elects to terminate the PFI’s Servicing rights without cause. Within 60 days of its receipt of such notification, the PFI shall sell FHLB’s Servicing portfolio to a FHLB-approved Servicer. FHLB’s written approval of the transaction must be obtained before the transfer. The PFI is responsible for all costs incurred in connection with the transfer and may retain any fees arising out of the transaction.

If the PFI does not arrange a voluntary transfer of the Servicing rights within the period prescribed above, FHLB and the PFI will mutually determine the current fair market value of the Servicing privileges being terminated and FHLB will purchase the Servicing privileges, or cause the Servicing privileges to be purchased, for such amount.

If FHLB and the PFI cannot agree on a fair market value of the Servicing rights, then each one will select an unaffiliated, nationally recognized Servicing broker, and those two brokers will independently estimate the current fair market value of the Servicing rights. The average of the estimates provided by the brokers will be used as the current fair market value. FHLB and the PFI will be responsible for the respective cost of the broker’s valuation solicited by such party.

In the event of a termination of Servicing rights without cause, the PFI shall promptly deliver all Mortgage Documents, file records (including computerized records) and moneys (i.e., escrow funds) (a) to an FHLB-approved Servicer to whom the PFI has transferred the Servicing rights, if such a transfer has occurred within the prescribed time period or (b) to FHLB or its designee, if the Servicing rights have not been transferred by the PFI within the prescribed time period.

Survival of Liability. No suspension of the PFI’s selling privileges, or termination of the PFI’s selling or Servicing privileges, shall release the PFI from any of its obligations under the Master Agreement, the Guide or any other Program Document, including without limitation the obligation of the PFI to insure that payments due to FHLB, its successors and assigns, under Mortgagor that FHLB has purchased from the PFI, are paid when due.

     H. Remedies Cumulative

     All rights and remedies of FHLB under the Master Agreement, Program Documents and the Guide are in addition to all other rights and remedies available to FHLB in law or equity. FHLB may exercise its rights and remedies concurrently, independently or in succession and all such rights and remedies shall inure to the benefit of FHLB, its successors and/or assigns. The failure of FHLB to exercise any of its remedies under the Master Agreement or the Guide with respect to a breach or default of the PFI does not constitute a waiver of such remedy with respect to such breach or default or any subsequent breach or default.

I. Scope of Duties. The PFI will diligently perform all duties that are necessary or incident to the Servicing of all Mortgages it is Servicing for FHLB on the date this Master Agreement takes effect, and other Mortgages that the PFI is required to Service by the terms of this Master Agreement or any other existing or future agreement between FHLB and the PFI.

J. Service At PFI’s Own Expense. The cost of Servicing will be the PFI’s expense.

K. Service Until Need Ends. The PFI must service each Mortgage continuously for as long as FHLB owns the Mortgage, starting from the date its Servicing duties begin until the Mortgage’s principal and interest have been paid-in-full, the Mortgage has been liquidated and the Mortgaged Property properly disposed of (if the PFI is required to do these things), the PFI’s Servicing duties are terminated, or the PFI transfers Servicing in accordance with the Guide.

L. Compensation. The PFI’s compensation for Servicing Mortgages, including the management and disposal of Properties, under this Master Agreement is specified in the Mandatory Delivery Contract Confirmation.

M. Ownership of Records. All Mortgage records required by FHLB Guidelines to document or properly Service any Mortgage owned by FHLB in its entirety are FHLB property at all times. This is true whether or not the PFI developed or originated them. The following are considered Mortgage records: all Mortgage Documents; tax receipts; insurance policies; insurance premium receipts; ledger sheets; payment records; insurance claim files and correspondence; foreclosure files and correspondence; current and historical data files; and all other papers and records.

N. PFI as Document Custodian. The Mortgage records belong to FHLB. The PFI can have possession of the Mortgage records only with FHLB approval and if the PFI is acting as FHLB’s Document Custodian under a Custodial Agreement.

This is true whether the PFI receives the Mortgage records from an outside source or prepares them itself.

O. Delivery. When asked in writing by FHLB, the PFI will deliver Mortgage Documents to FHLB or someone FHLB chooses. The PFI must also send a list that identifies each Mortgage, and must give other information requested to identify the Mortgages so delivered. FHLB will not be required to sign or deliver any trust receipts before the PFI delivers the Mortgage Documents requested. If FHLB asks the PFI in writing for reproductions of any Mortgage records the PFI microfilmed or condensed, the PFI will reproduce them promptly at no cost to FHLB or the party to whom FHLB wants them delivered.

IV. Assignment

     The PFI may not, without prior written approval from FHLB, assign this Master Agreement under any circumstances, either voluntarily or involuntarily, by operation of law, or otherwise, or delegate its responsibility for Servicing individual Mortgages owned by FHLB.

V. Notice

     Any notice given under this Master Agreement must be in writing, delivered in person or sent by registered or certified mail, with a return receipt requested; and addressed to the party to which notice is being given. Delivery and notice is given when FHLB or the PFI mail or register the notice with any post office.

VI. Address

     The addresses of the parties are those listed below. Any change of address must be given in writing.

VII. Prior Agreements

     This Master Agreement supersedes any prior agreements between the PFI and FHLB that govern selling or Servicing of Mortgages and to which this Master Agreement relates, except the Guide and other Program Documents. In the event of conflict between this Master Agreement and the Guide and other Program Documents, the Guide shall control. This section will not release the PFI from any responsibility or liability under any prior agreements and understandings.

VIII. Severability and Enforcement

If any provision of this Master Agreement conflicts with applicable law, the other provisions of this Master Agreement that can be carried out without the conflicting provision will not be affected. All rights and remedies under this Master Agreement are distinct and cumulative not only as to each other but as to any rights or remedies afforded by law or equity. They may be exercised together, separately or successively. These rights and remedies are for FHLB’s benefit and its successors and assigns.

IX. FHLB Capital Stock Purchase Requirement

     The FHLB and PFI recognize that the regulatory requirements regarding the capital structure of FHLB are in transition. As such, PFI’s continued participation in the MPP may be dependent upon PFI purchasing stock in FHLB. Any future requirement for stock purchase shall be as ultimately established by the Board of Directors of FHLB.

X. Captions

     This Master Agreement’s captions and headings are for convenience only and are not part of the Master Agreement.

XI. Scope of Master Agreement

     The following provisions apply, whether or not they are contrary to other provisions in this Master Agreement.

A.	Restriction of PFI. FHLB reserves the right to restrict the PFI’s sale and Servicing of Mortgages to the type that the PFI and its employees have the experience and ability to originate, sell or service.

B.	Types of Mortgage Products Covered. This Master Agreement covers only the sale and Servicing of Mortgages within the following descriptions:

1.	15- or 30-year fixed rate, fully amortizing, level-payment mortgages for primary, owner-occupied, detached residences, including single-family properties, and 2-, 3- and 4-unit properties;

2.	15- or 30-year fixed rate, fully amortizing, level-payment mortgages for primary, owner-occupied, attached residences, including condominiums and PUDs;

3.	Second/vacation homes; and,

4.	All mortgages must meet FHLB Underwriting Guidelines.

XII. Signatures and Date

     By executing this Master Agreement, the PFI and FHLB agree to all of this Master Agreement’s terms and provisions. This Master Agreement takes effect on the date first appearing above.

PFI:

Address

City, State, Zip Code

By:

Title

Federal	Home Loan Bank of Cincinnati

By:

Title

By:

Title